FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2013 THIRD QUARTER RESULTS AND ANNOUNCES
FOURTH QUARTER 2013 GUIDANCE
Cudahy, WI - October 30, 2013 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and nine months ended September 30, 2013.
Roadrunner's summary financial results for the three and nine months ended September 30 are highlighted below. Third quarter 2013 net income available to common stockholders increased 34.0% over the prior year quarter to $13.2 million. Third quarter diluted income per share available to common stockholders increased 12.9% over the prior year to $0.35. Excluding acquisition transaction expenses of $0.6 million related to the third quarter acquisitions of Marisol International, TA Drayage, G.W. Palmer Logistics, and Yes Trans, Inc., third quarter diluted income per share available to common stockholders was $0.36.
Roadrunner's December 2012 and August 2013 stock offerings increased the weighted averaged diluted shares outstanding for the three months ended September 30, 2013 by 4.6 million shares and impacted diluted income per share by $0.05 from the prior year quarter.

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2013	2012	2013	2012
Total revenues	$363,156	$279,165	$994,444	$778,284
Net revenues (total revenues less purchased transportation costs)	$109,998	$83,123	$307,022	$229,337
Depreciation and amortization	4,029	2,424	11,230	6,509
Other operating expenses	81,749	62,214	227,747	170,922
Acquisition transaction expenses	561	480	851	688
Operating income	$23,659	$18,005	$67,194	$51,218
Net income available to common stockholders	13,230	9,872	37,782	28,003
Weighted average diluted shares outstanding	38,191	32,260	37,469	32,220
Diluted income per share available to common stockholders	$0.35	$0.31	$1.01	$0.87

2013 Third Quarter Results
In discussing the company's third quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“The combination of strong organic and acquisition-related revenue growth led to a 30.1% increase in third quarter revenues and a 32.3% increase in net revenues over the third quarter of 2012. For the 2013 third quarter, our operating income growth of 31.4% continued to outpace our revenue growth. Our operating ratio improved 10 basis points to 93.5% from 93.6% in the third quarter of 2012.

“LTL revenues grew by $11.7 million, or 8.9%, from the prior year third quarter. Incremental revenues from our 2012 acquisition accounted for $3.1 million of the increase, with the remaining $8.6 million representing organic growth of 6.5%. Our organic growth during this year's third quarter was impacted by sluggish economic conditions in which many customers experienced a decline in shipments compared to last year's quarter. Our LTL operating ratio remained the same quarter-over-quarter at 92.4%. During the quarter, our LTL segment experienced $1.8 million of additional sequential costs related to an abnormal increase of insurance costs, temporary costs incurred to assist our recently opened service centers, and increased employee costs due to one more payroll day. The $1.8 million of increased costs were partially offset by a $1.7 million contingent purchase price adjustment. The addition of Expedited Freight Systems (EFS) in August 2012 and the implementation of certain performance initiatives resulted in a net revenue margin improvement from 27.7% in the third quarter of 2012 to 28.5% in the third quarter of 2013.
“TL revenues grew by $45.9 million, or 36.9%, from the prior year third quarter. Incremental revenues from our 2012 and 2013 acquisitions accounted for $32.3 million of the increase, with the remaining $13.6 million representing organic growth of 11.0% from our existing business. Our TL operating ratio improved to 93.6% in the third quarter of 2013 from 94.1% in the third quarter of 2012. TL revenues and operating costs in this year's third quarter were also negatively affected by sluggish economic conditions, increased costs associated with hours of service rules and a flat pricing environment. During the quarter, our TL segment also experienced $1.3 million of additional sequential costs related to an abnormal increase in insurance costs, lost productivity in drayage and warehousing due to port strikes and customer order system changes, and increased employee costs due to one more payroll day. Offsetting these increased costs was a $1.6 million contingent purchase price adjustment related to two acquisitions, whose revised forecasted performance yields lower future earn-out payments. The positive impact of the acquisitions and operating leverage associated with our revenue growth led to a 48.1% increase in our TL operating income quarter-over-quarter.
“TMS revenue grew $27.0 million, or 112.6%, in the third quarter of 2013 from the prior year quarter, primarily due to our 2013 acquisitions of Adrian Carriers and Marisol International. This growth led to a 68.8% increase in TMS operating income quarter-over-quarter."
2013 Fourth Quarter Guidance
In commenting on guidance for the fourth quarter of 2013, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the fourth quarter to be in the range of $345 million to $370 million, representing an increase of 17% to 25% from the fourth quarter of 2012. We expect diluted income per share available to common stockholders to be between $0.31 and $0.35, compared to diluted income per share available to common stockholders of $0.29 in the prior year quarter. Our diluted per share guidance represents an increase of 7% to 21% from the fourth quarter of 2012 diluted income per share of $0.29 and reflects our December 2012 and August 2013 stock offerings, which will increase the weighted average diluted shares outstanding in the three months ending December 31, 2013 by approximately 2.8 million shares and will impact diluted income per share by $0.03 from the prior year period."
2013 Third Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
LTL revenues, including fuel, increased 8.9% to $144.2 million for the third quarter of 2013 from $132.5 million for the third quarter of 2012. LTL net revenues for the third quarter of 2013 were $41.1 million, or 28.5% of LTL revenues, compared to $36.7 million, or 27.7% of LTL revenues, for the third quarter of 2012. LTL operating income was $10.9 million, or 7.6% of LTL revenues, for the third quarter of 2013 compared to $10.0 million, or 7.6% of LTL revenues, for the third quarter of 2012.

Summary LTL operating statistics for the three and nine months ended September 30 are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Operating ratio	92.4	92.4		92.5	92.4
Tonnage (in thousands of tons)	406.3	359.4	13.0%	1,180.6	1,013.7	16.5%
Shipments (in thousands)	628.5	547.6	14.8%	1,828.7	1,550.1	18.0%
Revenue per hundredweight (incl. fuel)	$17.93	$18.26	(1.8%)	$17.91	$18.65	(4.0)%
Revenue per hundredweight (excl. fuel)	$14.73	$14.97	(1.6%)	$14.68	$15.25	(3.7)%
Weight per shipment (lbs.)	1,293	1,313	(1.5%)	1,291	1,308	(1.3%)
Linehaul cost per mile (excl. fuel)	$1.23	$1.24	(0.8%)	$1.23	$1.24	(0.8)%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment. Operating statistics include EFS beginning as of the date of acquisition, August 10, 2012.

TL revenues increased 36.9% to $170.1 million for the third quarter of 2013 from $124.2 million for the third quarter of 2012. The improvement was primarily due to increased load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of R&M/Sortino, Central Cal, A&A, DCT, Wando Trucking, TA Drayage, G.W. Palmer Logistics, and Yes Trans, Inc. For the third quarter, these acquisitions collectively contributed incremental TL revenues of $41.4 million. Overall, TL net revenues for the third quarter of 2013 were $54.6 million, or 32.1% of TL revenues, compared to $39.6 million, or 31.9% of TL revenues, for the third quarter of 2012. TL operating income was $10.8 million, or 6.4% of TL revenues, for the third quarter of 2013 compared to $7.3 million, or 5.9% of TL revenues, for the third quarter of 2012.
TMS revenues for the third quarter of 2013 increased 112.6% to $50.9 million from $24.0 million for the third quarter of 2012. The improvement in revenue was primarily due to the Adrian Carriers and Marisol International acquisitions. TMS net revenues for the third quarter of 2013 were $14.3 million, or 28.2% of TMS revenues, compared to $6.8 million, or 28.4% of TMS revenues, for the third quarter of 2012. TMS operating income was $4.6 million, or 9.1% of TMS revenues, for the third quarter of 2013, compared to $2.7 million, or 11.5% of TMS revenues, for the third quarter of 2012.
Conference Call
A conference call is scheduled for Wednesday, October 30, 2013 at 4:30 p.m. Eastern Time. To access the conference call, please dial 877-703-6106 (U.S.) or 857-244-7305 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 41669066. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through November 6, 2013, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 40018570. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload (“LTL”), truckload logistics (“TL”), transportation management solutions (“TMS”), intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance; Roadrunner's organic and acquisition related growth; the impact of Roadrunner's December 2012 and August 2013 stock offerings; the impact of Roadrunner's acquisitions; and Roadrunner's expected revenues, diluted income per share available to common stockholders, net income available to common stockholders, and weighted average diluted shares outstanding for the fourth quarter of 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$363,156	$279,165	$994,444	$778,284
Operating expenses:
Purchased transportation costs	253,158	196,042	687,422	548,947
Personnel and related benefits	39,816	30,331	111,342	86,027
Other operating expenses	41,933	31,883	116,405	84,895
Depreciation and amortization	4,029	2,424	11,230	6,509
Acquisition transaction expenses	561	480	851	688
Total operating expenses	339,497	261,160	927,250	727,066
Operating income	23,659	18,005	67,194	51,218
Interest expense:
Interest on long-term debt	2,078	1,943	5,563	5,812
Dividends on preferred stock subject to mandatory redemption	—	—	—	49
Total interest expense	2,078	1,943	5,563	5,861
Income before provision for income taxes	21,581	16,062	61,631	45,357
Provision for income taxes	8,351	6,190	23,849	17,354
Net income available to common stockholders	$13,230	$9,872	$37,782	$28,003
Earnings per share available to common stockholders:
Basic	$0.36	$0.32	$1.06	$0.91
Diluted	$0.35	$0.31	$1.01	$0.87
Weighted average common stock outstanding:
Basic	36,407	30,859	35,666	30,808
Diluted	38,191	32,260	37,469	32,220

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$8,757	$11,908
Accounts receivable, net of allowances of $2,403 and $1,476, respectively	170,792	122,947
Deferred income taxes	2,774	3,800
Prepaid expenses and other current assets	23,525	26,461
Total current assets	205,848	165,116
Property and equipment, net of accumulated depreciation of $29,141 and $20,108, respectively	96,234	68,576
Other assets:
Goodwill	515,862	442,143
Intangible assets, net	24,607	12,710
Other noncurrent assets	11,690	12,263
Total other assets	552,159	467,116
Total assets	$854,241	$700,808
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$9,844	$17,000
Accounts payable	68,184	54,887
Accrued expenses and other liabilities	29,908	29,132
Total current liabilities	107,936	101,019
Long-term debt, net of current maturities	195,969	144,500
Other long-term liabilities	62,591	63,210
Total liabilities	366,496	308,729
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 37,480 and 34,371 shares issued and outstanding	375	344
Additional paid-in capital	382,887	325,034
Retained earnings	104,483	66,701
Total stockholders’ investment	487,745	392,079
Total liabilities and stockholders’ investment	$854,241	$700,808

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com